Exhibit 4.5

SUPPLEMENTAL INDENTURE NO. 3 (the “Supplemental Indenture”), dated as of June 14, 2023 between CONSUMER PORTFOLIO SERVICES, INC., a California corporation (the “Obligor”), and COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as successor to WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”), to the indenture dated as of September 24, 2010 (the “Indenture”) between the Obligor and the Trustee.

WHEREAS, pursuant to the Indenture, the Obligor, when authorized by resolution of its Board of Directors and the Trustee, without the consent of the Holders, may enter into supplemental indentures for the purpose of amending certain provisions of the Indenture;

WHEREAS, Section 9.1(c) of the Indenture provides that the Obligor and the Trustee may enter into a Supplemental Indenture and amend the Indenture without the consent of any Holder for certain purposes, including, inter alia, to increase the aggregate dollar amount of Securities which may be outstanding under the Indenture;

WHEREAS, the Obligor and the Trustee desire to enter into this Supplemental Indenture in order to increase the aggregate dollar amount of Securities which may be outstanding under the Indenture;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1              The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.Section 1.2For all purposes of this Supplemental Indenture:Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

All references herein to Articles and Sections, unless otherwise specified, refer to all the corresponding Articles and Sections of this Supplemental Indenture.

The terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this Supplemental Indenture.

ARTICLE II
AMENDMENTS

Section 2.1              Amendment to Section 2.1(a) of the Indenture. The first sentence of Section 2.1(a) of the Indenture is hereby deleted in its entirety and replaced with the following:

“The outstanding aggregate principal amount of Securities to be issued hereunder (absent an amendment to the Registration Statement or to a Post-Effective Amendment) is limited to $144 million, provided, however, that the Company may, without the consent of any Holder, increase such aggregate principal amount of Securities which may be outstanding at any time.”

ARTICLE III
MISCELLANEOUS

Section 3.1              Counterparts. This Supplemental Indenture may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original, but all of which together constitute one and the same agreement.

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Section 3.2              GOVERNING LAWS. THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS THEREOF.

Section 3.3              Successors. This Supplemental Indenture shall inure to the benefit of and shall bind the successors, heirs, executors and assigns of the parties hereto.

Section 3.4              Parties Bound. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.5              Trustee Acceptance. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture, as hereby amended, but only upon the terms and conditions set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of its duties and obligations under the Indenture, as hereby amended. Without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Obligor, and makes no representations as to the validity or enforceability against the Obligor.

Section 3.6              E-Signatures.. This Supplemental Indenture and any other amendment under the Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the [Uniform Commercial Code/UCC] (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

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IN WITNESS WHEREOF, each of the undersigned has caused this Supplemental Indenture to be executed by it or on its behalf as of the year and date first above written.

CONSUMER PORTFOLIO SERVICES, INC., as Obligor

By:
Name: Title:	Denesh Bharwani Chief Financial Officer

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COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
TItle:

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